EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports Third Quarter 2019 Financial Results

–  EPS of $2.40 increased 18.2% year-over-year
–  Strong gross profit margin of 30.3%
–  Generated significant cash flow from operations of $490.9 million

LOS ANGELES, Oct. 24, 2019 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the third quarter ended September 30, 2019 (in millions, except tons which are in thousands and per share amounts).

			Sequential Quarter	Nine Months Ended September 30,		Year-Over- Year		Year-Over- Year
	Q3 2019	Q2 2019	% Change	2019	2018	% Change	Q3 2018	% Change
Income Statement Data:
Net sales	$2,685.9	$2,883.5	(6.9%)	$8,526.0	$8,720.5	(2.2%)	$2,974.5	(9.7%)
Gross profit[1]	$814.7	$853.6	(4.6%)	$2,535.2	$2,571.7	(1.4%)	$834.3	(2.3%)
Gross profit margin[1]	30.3%	29.6%	0.7%	29.7%	29.5%	0.2%	28.0%	2.3%
Pretax income	$218.4	$245.8	(11.1%)	$719.7	$726.7	(1.0%)	$194.9	12.1%
Net income	$162.7	$183.1	(11.1%)	$535.9	$548.1	(2.2%)	$148.3	9.7%
Diluted EPS	$2.40	$2.69	(10.8%)	$7.90	$7.49	5.5%	$2.03	18.2%
Non-GAAP diluted EPS[2]	$2.39	$2.71	(11.8%)	$7.90	$7.82	1.0%	$2.42	(1.2%)

Balance Sheet and Cash Flow Data:
Cash provided by operations	$490.9	$346.0	41.9%	$954.1	$233.3	309.0%	$136.3	260.2%
Free cash flow[3]	$432.0	$275.1	57.0%	$771.3	$80.7	855.8%	$82.3	424.9%
Net debt-to-total capital[4]	22.6%	27.4%		22.6%	28.2%		28.2%

Capital Allocation Data:
Capital expenditures	$58.9	$70.9		$182.8	$152.6		$54.0
Acquisitions, net	$—	$1.0		$1.0	$55.6		$16.0
Dividends	$36.8	$36.9		$113.3	$110.5		$35.9
Share repurchases	$—	$50.0		$50.0	$130.7		$80.7

Key Business Metrics:
Tons sold	1,476.6	1,507.3	(2.0%)	4,485.9	4,684.3	(4.2%)	1,504.1	(1.8%)
Tons sold (same-store)	1,472.8	1,504.6	(2.1%)	4,476.8	4,681.4	(4.4%)	1,502.4	(2.0%)
Average selling price per ton sold	$1,807	$1,904	(5.1%)	$1,890	$1,860	1.6%	$1,972	(8.4%)
Average selling price per ton sold (same-store)	$1,793	$1,890	(5.1%)	$1,876	$1,857	1.0%	$1,966	(8.8%)

Please refer to the footnotes at the end of this press release for additional information.

Management Commentary
“We continued to execute our strategy of focusing on high levels of customer service across diverse products and end markets with increasing levels of value-added processing which once again produced strong financial results during the third quarter of 2019,” said Jim Hoffman, President and Chief Executive Officer of Reliance. “Demand was somewhat better than we had anticipated, which, along with outstanding performance by our managers in the field, generated quarterly net sales of $2.69 billion and a gross profit margin of 30.3%. Despite metal prices declining more than we had anticipated, our managers’ disciplined focus on high quality, high margin business, coupled with increased levels of value-added processing requested by our customers, enabled us to maintain a FIFO gross profit margin in-line with the second quarter of 2019 at 28.8%. We believe our third quarter 2019 financial results, including diluted earnings per share of $2.40, an increase of 18.2% year-over-year, further highlight our unique business model and improved earnings power as well as our increased resilience to fluctuations in metal pricing. Looking ahead, we will maintain our focus on maximizing earnings and delivering long-term shareholder value.”

End Market Commentary
The Company’s shipments were higher than anticipated in the third quarter of 2019 as Reliance continued to benefit from its strategy of serving diverse end markets and providing a wide range of products and processing services, generally in small quantities on a just-in-time basis. While the Company experienced the typical seasonal slowdown during the third quarter resulting from customer shutdowns and vacation schedules, Reliance's shipments in the third quarter of 2019 decreased only 2.0% compared to the second quarter of 2019, outpacing the Company’s expectations of a more typical seasonal decline of 4% to 6%.

While shipment levels across all of Reliance’s major commodity groups were better than anticipated, the overall higher shipment levels were primarily due to increased demand in the non-residential construction (including infrastructure) market during the third quarter of 2019.

Demand for the products and services Reliance provides to the aerospace and automotive markets remained strong. Reliance maintains its positive outlook for these end markets and continues to invest in growing its capabilities in these areas.

Demand in the energy (oil and gas) market remains at low levels, which the Company expects to continue for the remainder of fiscal 2019.

Balance Sheet & Cash Flow
Reliance ended the third quarter of 2019 with total debt outstanding of $1.65 billion, a decrease of $367.5 million compared to total debt outstanding of $2.02 billion at June 30, 2019. At September 30, 2019, Reliance’s net debt-to-total capital ratio was 22.6% compared to 27.4% at June 30, 2019. The Company had $1.05 billion available for borrowings on its $1.5 billion revolving credit facility at September 30, 2019. Reliance generated cash flow from operations of $490.9 million during the third quarter of 2019 and $954.1 million in the first nine months of 2019.

“We remain very pleased with our overall financial position resulting from our strong profitability and effective working capital management including a focused reduction in inventory levels,” commented Karla Lewis, Senior Executive Vice President and Chief Financial Officer of Reliance. “We generated significant cash flow from operations during the quarter which allowed us to concurrently continue investing in the growth of our business, pay down debt, and return value to our stockholders. In the third quarter of 2019, we invested $58.9 million in capital expenditures, reduced our debt balance by $367.5 million and paid $36.8 million in quarterly cash dividends. We are very well positioned to continue executing all of our capital allocation strategies going forward.”

Stockholder Return Activity
On October 22, 2019, the Board of Directors declared a quarterly cash dividend of $0.55 per share of common stock, payable on December 6, 2019 to stockholders of record as of November 15, 2019. Reliance has paid regular quarterly dividends for 60 consecutive years and has increased the dividend 26 times since its 1994 IPO.

Reliance did not repurchase any shares of its common stock in the third quarter of 2019. In the first nine months of 2019, Reliance repurchased $50.0 million of its common stock at an average cost of $84.33 per share. At September 30, 2019, approximately 6.4 million shares remained available for repurchase under the Company’s stock repurchase program. Reliance expects to continue efficiently repurchasing shares of its common stock going forward.

Corporate Developments
As previously announced, on October 22, 2019, Gregg Mollins, Reliance’s former President and Chief Executive Officer, stepped down from the Board of Directors. Mr. Mollins will continue to serve as Senior Advisor to the Chief Executive Officer until his retirement in December 2019.

Jim Hoffman, the Company’s current President and Chief Executive Officer, was appointed to serve as a member of the Board upon Mr. Mollins’ resignation. In addition, Lisa Baldwin was appointed to serve as an independent director on Reliance’s Board, effective October 3, 2019. Ms. Baldwin has over 24 years of experience in the information technology field and currently serves as the Chief Information Officer of Tiffany & Co. Both Mr. Hoffman’s and Ms. Baldwin’s term as a director will expire at Reliance’s 2020 Annual Meeting of Stockholders.

Business Outlook
Reliance management remains optimistic about business conditions in the fourth quarter of 2019. The Company expects that end demand in the fourth quarter of 2019 will remain relatively steady, excluding the impact of normal seasonal patterns, which generally includes a decline in shipping volume due to customer holiday-related shutdowns and fewer shipping days compared to the third quarter of 2019. As a result, the Company estimates tons sold will be down 4% to 7% in the fourth quarter of 2019 compared to the third quarter of 2019. The Company also expects that overall metals pricing will remain near current levels which is estimated to result in its average selling price per ton sold for the fourth quarter of 2019 declining 2% to 3% compared to the third quarter of 2019. Based on these expectations, Reliance management currently anticipates non-GAAP earnings per diluted share in the range of $1.60 to $1.70 for the fourth quarter of 2019.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s third quarter 2019 financial results and business outlook will be held today, October 24, 2019 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13695107. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, November 7, 2019 by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13695107. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 40 states and thirteen countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2018, Reliance’s average order size was $2,130, approximately 49% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry, end markets, business strategies and expectations concerning future demand and metals pricing and the Company’s results of operations, margins, profitability, impairment charges, taxes, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports Reliance has filed with the United States Securities and Exchange Commission (the “SEC”). As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.

CONTACT:
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

Third Quarter 2019 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)
	Q3 2019	Q2 2019	Sequential Quarter Change	Q3 2018	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	1,187.2	1,207.9	(1.7%)	1,200.0	(1.1%)	(6.0%)	(12.6%)
Aluminum	85.3	87.7	(2.7%)	89.4	(4.6%)	(2.8%)	(0.2%)
Stainless steel	78.1	77.8	0.4%	81.3	(3.9%)	(4.9%)	(3.3%)
Alloy	48.2	49.3	(2.2%)	52.8	(8.7%)	(3.3%)	2.7%

	Sales ($'s in millions; % change)
	Q3 2019	Q2 2019	Sequential Quarter Change	Q3 2018	Year-Over-Year Change
Carbon steel	$1,416.1	$1,532.7	(7.6%)	$1,637.6	(13.5%)
Aluminum	$532.4	$564.4	(5.7%)	$559.9	(4.9%)
Stainless steel	$388.7	$407.2	(4.5%)	$418.7	(7.2%)
Alloy	$160.7	$170.0	(5.5%)	$171.2	(6.1%)

Year-to-Date (9 months) 2019 Major Commodity Metrics

				Average Selling
	Tons Sold (tons in thousands;			Price per Ton Sold
	% change)			(% change)
	2019	2018	Year-Over-Year Change	Year-Over-Year Change
Carbon steel	3,591.1	3,739.5	(4.0%)	(0.2%)
Aluminum	261.9	282.2	(7.2%)	6.7%
Stainless steel	234.6	252.5	(7.1%)	3.5%
Alloy	153.0	168.1	(9.0%)	10.3%

	Sales ($'s in millions; % change)
	2019	2018	Year-Over-Year Change
Carbon steel	$4,542.4	$4,741.0	(4.2%)
Aluminum	$1,662.6	$1,680.1	(1.0%)
Stainless steel	$1,202.4	$1,250.6	(3.9%)
Alloy	$515.0	$512.7	0.4%

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales	$2,685.9	$2,974.5	$8,526.0	$8,720.5

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	1,871.2	2,140.2	5,990.8	6,148.8
Warehouse, delivery, selling, general and administrative	518.7	531.0	1,582.2	1,586.3
Depreciation and amortization	54.8	53.4	163.2	161.8
Impairment of long-lived assets	—	35.5	1.2	35.5
	2,444.7	2,760.1	7,737.4	7,932.4

Operating income	241.2	214.4	788.6	788.1

Other (income) expense:
Interest expense	20.5	22.0	68.4	62.6
Other expense (income), net	2.3	(2.5)	0.5	(1.2)
Income before income taxes	218.4	194.9	719.7	726.7
Income tax provision	54.5	44.6	179.9	172.2
Net income	163.9	150.3	539.8	554.5
Less: Net income attributable to noncontrolling interests	1.2	2.0	3.9	6.4
Net income attributable to Reliance	$162.7	$148.3	$535.9	$548.1

Earnings per share attributable to Reliance stockholders:
Diluted	$2.40	$2.03	$7.90	$7.49
Basic	$2.44	$2.06	$8.01	$7.57

Shares used in computing earnings per share:
Diluted	67,704	72,981	67,868	73,137
Basic	66,656	71,940	66,941	72,364

Cash dividends per share	$0.55	$0.50	$1.65	$1.50

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	September 30,	December 31,
	2019	2018*
ASSETS
Current assets:
Cash and cash equivalents	$166.0	$128.2
Accounts receivable, less allowance for doubtful accounts of $21.3 at September 30, 2019 and $18.8 at December 31, 2018	1,250.9	1,242.3
Inventories	1,669.5	1,817.1
Prepaid expenses and other current assets	69.6	81.5
Income taxes receivable	9.0	15.9
Total current assets	3,165.0	3,285.0
Property, plant and equipment:
Land	236.5	233.9
Buildings	1,183.7	1,158.9
Machinery and equipment	2,005.7	1,880.1
Accumulated depreciation	(1,650.1)	(1,543.0)
Property, plant and equipment, net	1,775.8	1,729.9

Operating lease right-of-use assets	198.9	—
Goodwill	1,872.8	1,870.8
Intangible assets, net	1,040.7	1,072.0
Cash surrender value of life insurance policies, net	30.2	43.6
Other assets	47.5	43.6
Total assets	$8,130.9	$8,044.9

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$385.9	$338.8
Accrued expenses	94.4	77.4
Accrued compensation and retirement costs	146.3	174.8
Accrued insurance costs	45.3	42.9
Current maturities of long-term debt and short-term borrowings	65.2	65.2
Current maturities of operating lease liabilities	51.4	—
Total current liabilities	788.5	699.1
Long-term debt	1,578.2	2,138.5
Operating lease liabilities	148.5	—
Long-term retirement costs	81.0	71.8
Other long-term liabilities	14.0	15.9
Deferred income taxes	439.0	440.1
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000
None issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000
Issued and outstanding shares — 66,656 at September 30, 2019 and 66,882 at December 31, 2018	114.9	136.4
Retained earnings	5,061.9	4,637.9
Accumulated other comprehensive loss	(103.4)	(102.7)
Total Reliance stockholders’ equity	5,073.4	4,671.6
Noncontrolling interests	8.3	7.9
Total equity	5,081.7	4,679.5
Total liabilities and equity	$8,130.9	$8,044.9

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Nine Months Ended
	September 30,
	2019	2018
Operating activities:
Net income	$539.8	$554.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	163.2	161.8
Impairment of long-lived assets	1.2	35.5
Provision for uncollectible accounts	5.2	8.4
Stock-based compensation expense	37.3	33.8
Other	4.9	(4.3)
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(14.2)	(339.6)
Inventories	147.0	(352.2)
Prepaid expenses and other assets	59.7	9.9
Accounts payable and other liabilities	10.0	125.5
Net cash provided by operating activities	954.1	233.3

Investing activities:
Purchases of property, plant and equipment	(182.8)	(152.6)
Acquisitions, net of cash acquired	(1.0)	(55.6)
Other	11.9	19.2
Net cash used in investing activities	(171.9)	(189.0)

Financing activities:
Net short-term debt repayments	—	(24.6)
Proceeds from long-term debt borrowings	742.0	941.0
Principal payments on long-term debt	(1,304.3)	(752.5)
Dividends and dividend equivalents paid	(113.3)	(110.5)
Share repurchases	(50.0)	(130.1)
Other	(13.2)	(7.1)
Net cash used in financing activities	(738.8)	(83.8)
Effect of exchange rate changes on cash and cash equivalents	(5.6)	(2.8)
Increase (decrease) in cash and cash equivalents	37.8	(42.3)
Cash and cash equivalents at beginning of year	128.2	154.4
Cash and cash equivalents at end of period	$166.0	$112.1

Supplemental cash flow information:
Interest paid during the period	$57.2	$50.6
Income taxes paid during the period, net	$173.7	$171.4

Non-cash investing and financing activities:
Debt assumed in connection with acquisition	$—	$3.3

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP EARNINGS AND GROSS PROFIT RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2019	2019	2018	2019	2019	2018
Net income attributable to Reliance	$162.7	$183.1	$148.3	$2.40	$2.69	$2.03
Tax reform	—	—	1.1	—	—	0.02
Net income attributable to Reliance excluding the impact of tax reform	162.7	183.1	149.4	2.40	2.69	2.05
Impairment and restructuring charges	—	1.2	36.8	—	0.02	0.50
Income tax benefit related to above items	—	(0.3)	(9.0)	—	—	(0.12)
Gains related to sales of non-core assets	(0.9)	—	(0.9)	(0.01)	—	(0.01)
Income tax expense related to sales of non-core assets	0.2	—	—	—	—	—
Non-GAAP net income attributable to Reliance	$162.0	$184.0	$176.3	$2.39	$2.71	$2.42

		Net Income		Diluted EPS
		Nine Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2019	2018	2019	2018
Net income attributable to Reliance		$535.9	$548.1	$7.90	$7.49
Tax reform		—	1.1	—	0.02
Net income attributable to Reliance excluding the impact of tax reform		535.9	549.2	7.90	7.51
Impairment and restructuring charges		1.2	36.8	0.02	0.51
Non-recurring settlement gains		—	(5.8)	—	(0.08)
Income tax benefit related to above items		(0.3)	(7.6)	—	(0.11)
Gains related to sales of non-core assets		(0.9)	(0.9)	(0.02)	(0.01)
Income tax expense related to sales of non-core assets		0.2	—	—	—
Non-GAAP net income attributable to Reliance		$536.1	$571.7	$7.90	$7.82

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Gross profit - LIFO	$814.7	$853.6	$834.3	$2,535.2	$2,571.7
Net LIFO (income) expense	(40.0)	(22.5)	77.5	(75.0)	165.0
Gross profit - FIFO	$774.7	$831.1	$911.8	$2,460.2	$2,736.7

Gross profit margin - LIFO	30.3%	29.6%	28.0%	29.7%	29.5%
Net LIFO (income) expense as a % of sales	(1.5%)	(0.8%)	2.7%	(0.8%)	1.9%
Gross profit margin - FIFO	28.8%	28.8%	30.7%	28.9%	31.4%

Reliance Steel & Aluminum Co.'s presentation of non-GAAP or adjusted net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include revision to its provisional estimate of the impact of tax reform, impairment and restructuring charges mainly related to certain of the Company's energy-related businesses and the closure or sale of some of its locations, settlement gains, and gains on sales of non-core property, plant, and equipment, which make comparisons of the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company's gross profit and gross profit margin.

Footnotes

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance's cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP Earnings and Gross Profit Reconciliation.
[3] Free cash flow is calculated as cash provided by operations reduced by capital expenditures.
[4] Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).